Exhibit 11.1


                         Capital Trust and Subsidiaries
                                    Form 10-Q
          Statement Regarding Computation of Earnings (Loss) per Share


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                                    Three Months Ended March 31, 1998               Three Months Ended March 31, 1997
                              ----------------------------------------------- ----------------------------------------------
                                                                  Per Share                                        Per Share
                                 Net Income          Shares       Per Share     Net Loss           Shares           Amount
                              ----------------- --------------   ------------   -------------- --------------    -----------

Basic EPS:
   Net Income per Class A
     Common Share              $   1,889,000        18,207,900    $   0.10      $   (508,000)       9,157,150    $   (0.06)
                                                                 ============                                    ===========

Effect of Dilutive
Securities
   Options outstanding for
     the purchase of Class
     A Common Stock                       -            260,847                           -                -
   Convertible Class A
     Preferred Stock                 784,000        12,267,658                           -                -
                              ----------------- ----------------                -------------- ---------------

Diluted EPS:
   Net Income per Class A
     Common Share and
     Assumed Conversions       $   2,673,000        30,736,405    $   0.09      $   (508,000)       9,157,150    $   (0.06)
                              ================= ================ ============   ============== ===============   ==========

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